THE WRIGHT BLUE CHIP MASTER PORTFOLIO TRUST

                        AMENDMENT TO DECLARATION OF TRUST

                                 March 18, 1999


         AMENDMENT, made March 18, 1999 to the Declaration of Trust made March 18, 1997 (hereinafter called the "Declaration") of The Wright Blue Chip Master Portfolio Trust, a New York trust (hereinafter called the "Trust") by the undersigned, being at least a majority of the Trustees of the Trust in office on March 18, 1999.

         WHEREAS, Section 10.4 of Article X of the Declaration empowers a majority of the Trustees of the Trust to amend the Declaration without the vote or consent of Holders to change, modify or rescind any provision of the Declaration provided such change, modification or rescission is found by the Trustees to be necessary or appropriate and to not have a materially adverse effect on the financial interests of the Holders;

         NOW,   THEREFORE,   the  undersigned   Trustees  do  hereby  amend  the
Declaration in the following manner:

         Section 10.2 of Article X of the Declaration is hereby amended in its entirety to read as follows:

                                    ARTICLE X

         10.2. Dissolution. Any Series shall be dissolved (i) by the affirmative vote of the Holders of not less than two-thirds of the Interests in the Series at any meeting of the Holders or by an instrument in writing, without a meeting, signed by a majority of the Trustees and consented to in writing by the Holders of not less than a majority of such Interests, (ii) by the Trustees by written notice of dissolution to the Holders of the Interests in the Series, and (iii) 120 days after a Holder of an Interest either (a) makes an assignment for the benefit of creditors, (b) files a voluntary petition in bankruptcy, (c) is adjudged a bankrupt or insolvent, or has entered against it an order for relief in any bankruptcy or insolvency proceeding, (d) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any bankruptcy statute or regulation, (e) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding referred to in clauses (c) or (d), or (f) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Holder or of all or any substantial part of its properties, whichever shall first occur; provided, however, that if within such 120 days Holders (excluding the Holder with respect to which such event of dissolution has occurred) owning a majority of the Interests vote to continue the Series, such Series shall not dissolve and shall continue as if such event of dissolution had not occurred. The Trust may be dissolved by action of the Trustees upon the dissolution of the last remaining Series.

         IN WITNESS WHEREOF, the undersigned Trustees have executed this instrument to be effective on the date set forth above.

/s/H. Day Brigham, Jr.                              /s/Leland Miles
---------------------                               --------------
H. Day Brigham, Jr.                                 Leland Miles

/s/Peter M. Donovan                                 /s/ A. M. Moody III
--------------------                                ------------------
Peter M. Donovan                                    A.M. Moody, III

/s/Judith R.Corchard                                /s/Lloyd F. Pierce
--------------------                                -------------------
Judith R. Corchard                                  Lloyd F. Pierce

/s/Dorcas R. Hardy                                  /s/Richard E. Taber
--------------------                                --------------------
Dorcas R. Hardy                                     Richard E. Taber